AZZ First Quarter - Fiscal Year 2014
June 28, 2013

AZZ incorporated Reports Results for the First Quarter of Fiscal Year 2014, Declares Dividend, and CEO Announces his Intent to Retire March 1, 2014

Contact:	Dana Perry, Senior Vice President - Finance and CFO
AZZ incorporated 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700
Joe Dorame or Robert Blum
Internet: www.lythampartners.com

June 28, 2013 - FORT WORTH, TX - AZZ incorporated (NYSE:AZZ), (the "Company" or "AZZ") a manufacturer and provider of electrical services and products and a provider of galvanizing services, today announced unaudited financial results for the three month period ended May 31, 2013. Revenues for the first quarter of fiscal 2014 were $183.2 million compared to $127.1 million for the same quarter last year, an increase of 44 percent. Net income for the first quarter was $14.5 million, or $0.57 per diluted share, compared to net income of $16 million, or $0.63 per diluted share, in last year's first fiscal quarter.

The non-recurring items in the current quarter were significant. These non-recurring items included the continued losses related to the fire of our Joliet facility, income related to a favorable settlement of a law suit and significant expenditures associated with recent acquisitions. During the prior year first quarter, we also recorded non-recurring items for the gain from insurance proceeds related to the fire at the Joliet facility and costs related to our prior year acquisitions. Adjusted earnings per share for the first quarter of fiscal 2014 without these non-recurring items would have been $0.56 per diluted share compared to $0.51, for the first quarter of fiscal 2013 reflecting a year over year improvement of 10 percent. Included with the financial tables is a reconciliation of these non-recurring items.

Backlog at the end of our first quarter was $219.6 million which compares to our backlog at the end of the fourth quarter of fiscal 2013 of $221.7 million. Incoming orders for the first quarter were $181.1 million while shipments for the quarter totaled $183.2 million, resulting in a book to ship ratio of 99 percent. Of the $219.6 million in backlog, 35 percent of it is to be delivered outside of the U.S.

Revenues for the Electrical and Industrial Products and Services Segment for the first quarter of fiscal 2014 were $96.5 million as compared to $44.7 million for the same quarter last year, an increase of 116 percent. NLI, acquired June 1, 2012, and Aquilex SRO acquired on April 1, 2013, contributed $59 million of this increase. Operating income for the segment increased 91 percent to $13 million compared to $6.8 million in the same period last year. NLI and Aquilex SRO contributed $7.5 million to operating income for the three month period ending May 31, 2013. Operating margins for the first quarter were 13.5 percent for the quarter as compared to 15.3 percent in the prior year period.

Revenues for the Company's Galvanizing Service Segment for the first quarter were $86.7 million, compared to the $82.5 million in the same period last year, an increase of 5 percent. Operating income was $25.7 million as compared to $22.6 million in the prior period, an increase of 13.5 percent. Operating margins for the first quarter were 29.6 percent, compared to 27.4 percent in the same period last year. The Galvanizing Service Segment recorded net non-operating income and expense items during the first quarter of fiscal 2014

AZZ First Quarter - Fiscal Year 2014
June 28, 2013

in the amount of $3.4 million due to the favorable settlement of a lawsuit in the amount of $4.2 million which was partially offset by $0.8 million resulting from the fire at the Joliet galvanizing facility. The losses at the Joliet facility are expected to be partially reimbursed upon final settlement of our business interruption insurance claim. Pro forma operating income without these non-recurring items would have been $22.3 million for the quarter resulting in an operating margin for the segment of 25.7 percent.

David H. Dingus, president and chief executive officer of AZZ incorporated, commented, “AZZ continues to demonstrate our commitment to growth through acquisitions and has strengthened our position globally, especially in the power generation and petrochemical markets. We are excited about our growth opportunities with the addition of a service offering to our portfolio, following the Aquilex SRO acquisition.”

Additionally, the Company announced that the Board of Directors, at its regularly scheduled quarterly meeting, declared a $0.14 per share cash dividend on the Company's common stock outstanding. The dividend will be paid at the close of business on July 26, 2013, to shareholders of record on July 12, 2013.

Based upon the evaluation of information currently available to management, we are maintaining our fiscal year 2014 guidance for revenues to be in the range of $825 to $900 million. Our earnings are anticipated to be in the range of $2.65 and $2.95 per diluted share. Our guidance reflects the acquisition of Aquilex SRO during the last eleven months of fiscal 2014. Due to the increased seasonal trends associated with the acquisition of Aquilex SRO, we are issuing quarterly guidance for the balance of fiscal 2014. Our second quarter guidance for revenues will be in the range of $195 million to $210 million and our earnings are anticipated to be in the range of $0.60 to $0.70 per diluted share. The guidance does not reflect any additional gains which may be realized from the insurance settlement associated with the fire loss at the Company's Joliet facility. Any gains will be recognized in the period in which it is received.

At the regularly scheduled Board meeting on June 27, 2013, David H. Dingus, President and CEO of the Company informed the Board of his desire and intent to retire, due to health issues, from his current positions, effective March 1, 2014. The Board of Directors accepted the decision of Mr. Dingus. The Board has appointed a succession committee and will immediately commence a nationwide search to succeed Mr. Dingus. The search will encompass both internal and external candidates. Mr. Dingus advised the Board of his desire to remain an active member of the Board should he be duly re-elected at the Company's upcoming Annual Shareholders meeting. The Board extends to Mr. Dingus best wishes for a wonderful and well deserved retirement and expressed their deep gratitude and appreciation for all the accomplishments of the Company under the leadership of Mr. Dingus. Mr. Dingus joined the Company in September 1998 and has been CEO since 2001.

AZZ incorporated will conduct a conference call to discuss financial results for the first quarter of fiscal year 2014 at 11:00 A.M. ET on Friday, June 28, 2013. Interested parties can access the conference call by dialing (877) 317-6789 or (412) 317-6789 (international). The call will be web cast via the Internet at www.azz.com/azzinvest.htm. A replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088 (international), confirmation #10030002 or for 30 days at www.azz.com/azzinvest.htm.

AZZ incorporated is a specialty electrical service and equipment manufacturer serving the global markets of power generation, transmission and distribution and industrial, as well as a leading provider of hot dip galvanizing services to the North American steel fabrication market.

Certain statements herein about our expectations of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements

AZZ First Quarter - Fiscal Year 2014
June 28, 2013

by terminology such as, “may,” “should,” “expects,“ “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. This release may contain forward-looking statements that involve risks and uncertainties including, but not limited to, changes in customer demand and response to products and services offered by AZZ, including demand by the power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material cost, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the economic conditions of the various markets that AZZ serves, foreign and domestic, customer request delays of shipments, acquisition opportunities, currency exchange rates, adequacy of financing, and availability of experienced management employees to implement AZZ's growth strategy. AZZ has provided additional information regarding risks associated with the business in AZZ's Annual Report on Form 10-K for the fiscal year ended February 28, 2013 and other filings with the SEC, available for viewing on AZZ's website at www.azz.com and on the SEC's website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. These statements are based on information as of the date hereof and AZZ assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

---Financial tables on the following page---

AZZ First Quarter - Fiscal Year 2014
June 28, 2013

AZZ incorporated

Condensed Consolidated Statement of Income
(in thousands except per share amounts)

	Three Months Ended May 31,
	2,013	2,012
	(unaudited)	(unaudited)

Net sales	$183,175	$127,143
Costs and Expenses:
Cost of Sales	132,459	89,278
Selling, General and Administrative	26,687	15,356
Interest Expense	4,478	3,340
Net (Gain) Loss on Sales or Insurance Settlement of Property, Plant and Equipment	(23)	(5,969)
Other (Income)	(3,828)	48
	$159,773	$102,053

Income before income taxes	$23,402	$25,090
Income Tax Expense	8,855	9,104
Net income	$14,547	$15,986
Net income per share*
Basic	$0.57	$0.63
Diluted	$0.57	$0.63
Diluted average shares outstanding	25,665	25,463

Segment Reporting
(in thousands)

	Three Months Ended May 31,
	2,013	2,012
	(unaudited)	(unaudited)

Net Sales:
Electrical and Industrial Products	$96,466	$44,682
Galvanizing Services	86,709	82,461
	$183,175	$127,143

Segment Operating Income:
Electrical and Industrial Products	$13,048	$6,838
Galvanizing Services	25,699	22,633
Total Segment Operating Income	$38,747	$29,471

AZZ First Quarter - Fiscal Year 2014
June 28, 2013

AZZ incorporated

Condensed Consolidated Balance Sheet
(in thousands)

	May 31, 2013	February 29, 2012
	(unaudited)	(audited)

Assets:
Current assets	$320,979	$262,432
Net property, plant and equipment	187,766	154,476
Other assets, net	473,159	277,297
Total assets	$981,904	$694,205

Liabilities and shareholders' equity:
Current liabilities	$149,190	$118,900
Long term debt due after one year	435,393	196,429
Long term accrued liability due after one year	8,910	8,539
Other liabilities	42,083	36,403
Shareholders' equity	346,328	333,934
Total liabilities and shareholders' equity	$981,904	$694,205

Condensed Consolidated Statement of Cash Flows
(in thousands)

	Three Months Ended May 31,
	2,013	2,012
	(unaudited)	(unaudited)

Net cash provided by (used in) operating activities	$39,879	$16,224
Net cash provided by (used in) investing activities	(288,179)	$(3,480)
Net cash provided by (used in) financing activities	234,382	$(16,837)
Net cash provided by (used in) effect of exchange rate	(45)	$108
Net increase (decrease) in cash and cash equivalents	(13,963)	$(3,985)
Cash and cash equivalents at beginning of period	55,598	$143,303
Cash and cash equivalents at end of period	$41,635	$139,318

AZZ First Quarter - Fiscal Year 2014
June 28, 2013

AZZ incorporated
Non-GAAP Disclosure
Adjusted Earning and Adjusted Earnings Per Share

Adjusted Earnings and Adjusted Earnings Per Share

In addition to reporting financial results in accordance with GAAP, the Company has provided adjusted earnings and adjusted earnings per share, which are non-GAAP measures. Management believes that the presentation of these measures provides investors with greater transparency comparison of operating results across a broad spectrum of companies , which provides a more complete understanding of the Company's financial performance, competitive position and prospects for the future. Management also believes that investors regularly rely on non-GAAP financial measures, such as adjusted earnings and adjusted earnings per share, to assess operating performance and that such measures may highlight trends in the Company's business that may not otherwise be apparent when relying on financial measure calculated in accordance with GAAP.

The following table provides a reconciliation for the three months ended March 31, 2013 and 2012 between net income attributable to the Company and diluted earnings per share calculated in accordance with GAAP to adjusted earnings and adjusted per share, respectively, which are shown net of tax (dollars in thousands, except per share data):

	Three Months Ended May 31,
	2,013		2,012
	$	Per Diluted Share	$	Per Diluted Share
Net income and diluted earnings per share attributable to AZZ incorporated	$14,457	$0.57	$15,986	$0.63

Adjustments (net of tax)

Joliet Facility Fire	$495	$0.02	$334	$0.01
Law Suit Settlement	$(2,611)	$(0.1)	—	—
Acquisition Related Expenditures	$1,981	$0.07	$381	$0.02
Joliet Facility Fire-Gain from Insurance Proceeds	—	—	$(3,823)	$(0.15)

Adjusted earnings and adjusted earnings per share	$14,322	$0.56	$12,878	$0.51

Non-GAAP Disclosure

In addition to the financial information prepared in conformity with GAAP the Company provides historical non-GAAP financial information. Management believes that presentation of non-GAAP financial information is meaningful and useful in understanding the activities and business metrics of the Company's operations. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of the Company's business that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business.

Management provides non-GAAP financial information for informational purposes and to enhance understanding of the Company's GAAP consolidated financial statements. Readers should consider the information in addition to, but not instead of or superior to, its financial statements prepared in accordance with GAAP. The non-GAAP financial information may be determined or calculated differently by other companies, limiting the usefulness of those measures for comparative purposes.